Exhibit 10.13

FIRST AMENDMENT

TO RESELLER AGREEMENT

This First Amendment (the “First Amendment”), dated as of May 19, 2011, is made in respect of that certain Reseller Agreement between A10 Networks, Inc. (“A10 Networks”) and NEC Corporation (“NEC” or “Reseller”) dated April 2, 2009 (the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Agreement.

WHEREAS the parties entered into the Agreement to appoint NEC as a non-exclusive reseller of Al0 Networks’ Products for the territory of Japan;

WHEREAS the parties desire to amend the Agreement within this said First Amendment to Agreement;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt of which both parties hereby acknowledge, A10 Networks and Reseller agree as follows:

I.	Amendment of the Agreement. Reseller and A10 Networks hereby agree to amend the Agreement as follows:

1.	Exhibit B Section 9 is replaced in its entirety with the following:

9 Service Plan Price

9.1	The fee for the Service Plan is described in Exhibit A (hereinafter called “Service Plan Price”) which shall be updated from time to time based on Al0 Networks’ most recent price list.

9.2	The period for the Services shall be calculated from ninety (90) days after the delivery of the Product.

9.3	In the event that the Reseller wishes to purchase the Service Plan after, a) ninety (90) days from Product purchase, or b) lapse time from the expiration of previously purchased Service Plan, a reinstatement fee shall be assessed in addition to the Service Plan Price. The reinstatement fee shall be calculated on a pro rata basis of the Service Plan Price based on the number of elapsed days a) from ninety (90) days of Product purchased for initial Service Plan purchase, and b) from the expiration of previously purchased Service Plan for Service Plan renewal purchase.

II.

First Amendment Miscellaneous. As expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions hereof and thereof, and shall constitute the entire agreement between the parties hereto with respect to the subject matter contained herein and therein. The Agreement may only be further amended in writing signed by both the parties thereto. This First Amendment shall be governed by and construed in accordance with the laws of the state of California, the United States of America. The United Nation Convention on Contracts for the International Sale of Goods does not apply to this First Amendment, the Agreement or any services, software or goods provided in connection herewith or therewith. This First Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized officers as of the day and year first above written.

A10 Networks, Inc.

By:	/s/ Lee Chen
Name:	Lee Chen
Title:	Founder and CEO
Date:	May 19, 2011

NEC Corporation

By:	/s/ Taiji Yanagawa
Name:	Taiji Yanagawa
Title:	Assistance General Manager
Date:	June 1, 2011